Exhibit 10.2

July 25, 2007

BY FACSIMILE

[HOLDER]
[ADDRESS]

ATTENTION:

Re:	Amendment to Series C Warrants and Convertible Debentures
and termination of Registration Rights Agreement

Ladies and Gentlemen:

Reference is made to (i) the warrants to purchase shares of common stock, par value $0.001 per share (“Common Stock”) of Millennium Cell Inc. (the “Company”) issued by the Company to the purchasers of the Company’s Series C Convertible Preferred Stock on April 25, 2005 (the “Series C Warrants”), (ii) the Company’s Convertible Debentures with an Original Issue Date of February 16, 2007 in the aggregate principal amount of $6,000,000 (the “Convertible Debentures”) and (iii) that certain Registration Rights Agreement dated as of February 15, 2007 by and among the Company and the purchasers of the Convertible Debentures (the “Registration Rights Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned and the Company hereby agree as follows:

1.  Effective upon execution and delivery to the Company by holders of Series C Warrants constituting Required Holders (as such term is defined in the Series C Warrants) of signed counterparts to letter agreements identical to this letter agreement, Section 1(b) of each Series C Warrant shall be amended so that it is deleted in its entirety and replaced with the following:

“(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means (i) $0.60 through October 25, 2007 and (ii) $2.00 thereafter, subject in each case to adjustment as provided herein.”

2. Effective upon execution and delivery to the Company by holders of Convertible Debentures constituting Majority Holders (as such term is defined in the Convertible Debentures) of signed counterparts to letter agreements identical to this letter agreement, each Convertible Debenture shall be amended as follows:

(a) In Section 1, the definition of “Equity Conditions” shall be amended to (1) delete clause (ii) thereof in its entirety and replace it with the following:

“(ii) during the Equity Conditions Measuring Period, the Underlying Shares may be sold pursuant to Rule 144 under the Securities Act and without the need for registration under any applicable state securities laws, but, in the event that the Underlying Shares may not be sold pursuant to Rule 144(k), only to the extent that such number of Underlying Shares, when aggregated with all other Underlying Shares delivered to the Holder by the Company during the preceding three months pursuant to a transaction where the Equity Conditions were required to be satisfied, does not exceed 50% of the limitation on amount of securities that may be sold by the Holder in accordance with Rule 144(e) as of the date that the Equity Conditions must be satisfied;”

and (2) delete clause (ix) thereof in its entirety and replace it with the following:

“(ix) the Company shall have no knowledge of any fact not caused by the failure of the holders of Debentures to provide any required information that would cause any shares of Common Stock issuable upon conversion of the Debentures not to be eligible for sale in accordance with Rule 144 and any applicable state securities laws.”

(b)  In Section 1, the definition of “Event of Default” shall be amended to (1) remove the words “or liquidated damages (as provided for in the Registration Rights Agreement)” from clause (i) thereof, (2) delete clause (vi) thereof in its entirety and replace it with the following:

“(vi) the Company (a) is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act or (b) shall fail to file when due any report, schedule, form, statement or other filing required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, and the Company does not cure such failure within three Trading Days thereof;”

(3) delete clause (ix) thereof in its entirety, and (4) re-number clauses (x) through (xii) thereof to clauses (ix) through (xi), respectively.

(c) In Section 1, the definition of “Initial Conversion Price” shall be amended to delete “$1.42” and replace it with “$1.00”.

(d) In Section 1, for purposes of conforming to the amendments described in (b) above, the definition of “Mandatory Redemption Amount” shall be amended to change the reference to “clauses (iii)-(xii) thereof” in the first sentence of such definition to “clauses (iii)-(xi) thereof.”

(e) In Section 1, the definition of “Maturity Date” shall be amended so that it is deleted in its entirety and replaced with the following:

“Maturity Date” means (1) February 16, 2009 or (2) August 16, 2009, as set forth in a written notice from the Holder to the Company at least 30 days prior to February 16, 2009 (it being understood that, in the absence of such written notice, the Maturity Date shall be August 16, 2009), in each case as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing on the Maturity Date (as may be extended pursuant hereto) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 6(b)) is delivered prior to the Maturity Date.”

(f) Section 2(a) shall be amended so that the first three (3) sentences thereof are deleted in its entirety and replaced with the following:

“The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture (including any interest added to such principal in accordance with this Section 2) at an annual rate equal to the Interest Rate, payable quarterly in arrears on each Interest Payment Date. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date. Subject to the conditions and limitations set forth below, the Company will pay interest under this Debenture in shares of Common Stock calculated using the Interest Conversion Price (“Interest Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and Interest Shares.”

(g) Section 7(f) shall be amended so that the first sentence thereof is deleted in its entirety and replaced with the following:

“During the period (i) commencing on July 25, 2007 through March 31, 2008, the Company shall maintain a Cash to Unsecured Indebtedness Ratio of at least 0.5 to 1.0 and (ii) commencing on April 1, 2008 and ending on the date on which this Debenture is no longer outstanding, the Company shall maintain a Cash to Unsecured Indebtedness Ratio of at least 0.8 to 1.0 (in each case, the “Cash and Unsecured Indebtedness Ratio Test”).”

3. As amended hereby, the Convertible Debentures shall remain in full force and effect.

4. Effective upon execution and delivery to the Company by holders of Registrable Securities (as such term is defined in the Registration Rights Agreement) constituting Required Holders (as such term is defined in the Registration Rights Agreement) of signed counterparts to letter agreements identical to this letter agreement, the Registration Rights Agreement shall be terminated in its entirety and shall be of no further force or effect, provided that any terms defined in the Registration Rights Agreement and used in other Transaction Documents (as such term is defined in the Convertible Debentures) shall continue to have such definitions notwithstanding such termination.

5. As soon as practicable upon execution and delivery to the Company by (i) holders of Series C Warrants constituting Required Holders (as such term is defined in the Series C Warrants), (ii) holders of Convertible Debentures constituting Majority Holders (as such term is defined in the Convertible Debentures) and (iii) holders of Registrable Securities (as such term is defined in the Registration Rights Agreement) constituting Required Holders (as such term is defined in the Registration Rights Agreement) of signed counterparts to letter agreements identical to this letter agreement (the “Effective Time”), the Company shall file an application to withdraw that certain Registration Statement on Form S-3 (Registration No. 333-141717), filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2007, as amended by pre-effective Amendment No. 1 filed with the SEC on June 20, 2007 (the “Registration Statement”) in accordance with Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company shall use its commercially reasonable efforts to effect the withdrawal of the Registration Statement in accordance with such rule.

6. On or before 12:00 p.m., New York time, on the first business day following the Effective Time, the Company shall file a Current Report on Form 8-K describing the terms of this letter agreement in the form required by the Securities Exchange Act of 1934, as amended, and attaching the form of this letter agreement as an exhibit to such filing.

7. Each of the Company and the undersigned hereby represents and warrants to the other that its execution and delivery of this letter agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized on its behalf and that this letter agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies. Each of the Company and the undersigned shall cooperate with the other and execute and deliver, or cause to be executed and delivered, all such other instruments and to take all such other actions as may be reasonably requested by the other from time to time, consistent with the terms of this letter agreement, to effectuate the purposes and provisions of this letter agreement.

8. For the avoidance of doubt, it is the intent of the Company and the undersigned that (i) as of the Effective Time, this letter agreement will be a valid and binding amendment of each Series C Warrant, a valid and binding amendment to each Convertible Debenture and a valid and binding termination of the Registration Rights Agreement and (ii) if and to the extent that the amendments to the Series C Warrants and the Convertible Debentures contemplated by this letter agreement are deemed to constitute an offer and sale of securities by the Company to the undersigned, such offer and sale is intended to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof.

9. This letter agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This letter agreement may be executed by facsimile, which shall be binding to the same extent as an original signature page.

10. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this letter agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this letter agreement in that jurisdiction or the validity or enforceability of any provision of this letter agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Very truly yours,

MILLENNIUM CELL INC.

By:
Name: John Giolli Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

[HOLDER]

By: ________________________
Name:
Title: